Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, (No. 333-88580 and No. 333-88580-01) and on Form S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716 and No. 333-149396) of our report dated February 29, 2008, except for Note 22, as to which the date is June 11, 2008, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 11, 2008